Page 1 of 13

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*


                          Ctrip.com International, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    22943F100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | |   Rule 13d-1(b)

     |X|   Rule 13d-1(c)

     | |   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 13 Pages

-------------------------------------                   ------------------------
CUSIP NO. 22943F100                      13 G                       Page 2 of 13
-------------------------------------                   ------------------------

--------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology Performance, L.L.C. ("Tiger LLC")

--------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   | |    (b)   |X|

--------------------------------------------------------------------------------

3            SEC USE ONLY

--------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

--------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              487,807 shares (which includes
              SHARES                          242,087 American Depositary Shares
                                              which may be exchanged into
            BENEFICIALLY                      Ordinary Shares), of which 474,488
                                              are directly owned by Tiger
           OWNED BY EACH                      Technology, L.P. ("Tiger") and
                                              13,319 are directly owned by Tiger
             REPORTING                        Technology II, L.P. ("Tiger II").
                                              Tiger LLC is the general partner
              PERSON                          of Tiger and Tiger II, and may be
                                              deemed to have sole voting power
               WITH                           with respect to such shares, and
                                              Charles P. Coleman III
                                              ("Coleman"), the managing member
                                              of Tiger LLC, may be deemed to
                                              have sole voting power with
                                              respect to such shares.

                                    --------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                    --------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              487,807 shares (which includes
                                              242,087 American Depositary Shares
                                              which may be exchanged into
                                              Ordinary Shares), of which 474,488
                                              are directly owned by Tiger and
                                              13,319 are directly owned by Tiger
                                              II. Tiger LLC is the general
                                              partner of Tiger and Tiger II, and
                                              may be deemed to have sole
                                              dispositive power with respect to
                                              such shares, and Coleman, the
                                              managing member of Tiger LLC, may
                                              be deemed to have sole dispositive
                                              power with respect to such shares.

                                    --------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       487,807

--------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           | |

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    1.6%
--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                      OO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                   ------------------------
CUSIP NO. 22943F100                      13 G                       Page 3 of 13
-------------------------------------                   ------------------------

--------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology, L.P. ("Tiger")

--------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   | |    (b)   |X|

--------------------------------------------------------------------------------

3            SEC USE ONLY

--------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

--------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              474,488 shares (which represents
              SHARES                          237,244 American Depositary Shares
                                              which may be exchanged into
            BENEFICIALLY                      Ordinary Shares), except that
                                              Tiger LLC, the general partner of
           OWNED BY EACH                      Tiger, may be deemed to have sole
                                              voting power with respect to such
             REPORTING                        shares, and Coleman, the managing
                                              member of Tiger LLC, may be deemed
              PERSON                          to have sole voting power with
                                              respect to such shares.
               WITH
                                    --------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                    --------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              474,488 shares (which represents
                                              237,244 American Depositary Shares
                                              which may be exchanged into
                                              Ordinary Shares), except that
                                              Tiger LLC, the general partner of
                                              Tiger, may be deemed to have sole
                                              dispositive power with respect to
                                              such shares, and Coleman, the
                                              managing member of Tiger LLC, may
                                              be deemed to have sole dispositive
                                              power with respect to such shares.

                                    --------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       474,488

--------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                            | |

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    1.5%
--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                   ------------------------
CUSIP NO. 22943F100                      13 G                       Page 4 of 13
-------------------------------------                   ------------------------

--------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology II, L.P. ("Tiger II")

--------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   | |    (b)   |X|

--------------------------------------------------------------------------------

3            SEC USE ONLY

--------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

--------------------------------------------------------------------------------

             NUMBER OF                  5     SOLE VOTING POWER
                                              13,319 shares (which includes
              SHARES                          4,843 American Depositary Shares
                                              which may be exchanged into
            BENEFICIALLY                      Ordinary Shares), except that
                                              Tiger LLC, the general partner of
           OWNED BY EACH                      Tiger II, may be deemed to have
                                              sole voting power with respect to
             REPORTING                        such shares, and Coleman, the
                                              managing member of Tiger LLC, may
              PERSON                          be deemed to have sole voting
                                              power with respect to such shares.
               WITH
                                      ------------------------------------------

                                        6     SHARED VOTING POWER
                                              See response to row 5.

                                      ------------------------------------------

                                        7     SOLE DISPOSITIVE POWER
                                              13,319 shares (which includes
                                              4,843 American Depositary Shares
                                              which may be exchanged into
                                              Ordinary Shares), except that
                                              Tiger LLC, the general partner of
                                              Tiger II, may be deemed to have
                                              sole dispositive power with
                                              respect to such shares, and
                                              Coleman, the managing member of
                                              Tiger LLC, may be deemed to have
                                              sole dispositive power with
                                              respect to such shares.

                                      ------------------------------------------

                                        8     SHARED DISPOSITIVE POWER
                                              See response to row 7.

--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       13,319

--------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                          | |

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.0%

--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                      PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                   ------------------------
CUSIP NO. 22943F100                      13 G                       Page 5 of 13
-------------------------------------                   ------------------------

--------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology, Ltd. ("Tiger Ltd.")

--------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   | |    (b)   |X|

--------------------------------------------------------------------------------

3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands

--------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              112,246 shares (which represents
              SHARES                          56,123 American Depositary Shares
                                              which may be exchanged into
            BENEFICIALLY                      Ordinary Shares), except that
                                              Tiger Technology Management,
           OWNED BY EACH                      L.L.C. ("Technology Management"),
                                              the investment manager of Tiger
             REPORTING                        Ltd., may be deemed to have sole
                                              voting power with respect to such
              PERSON                          shares, and Coleman, the managing
                                              member of Technology Management,
               WITH                           may be deemed to have sole voting
                                              power with respect to such shares.

                                    --------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                    --------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              112,246 shares (which represents
                                              56,123 American Depositary Shares
                                              which may be exchanged into
                                              Ordinary Shares), except that
                                              Technology Management, the
                                              investment manager of Tiger Ltd.,
                                              may be deemed to have sole
                                              dispositive power with respect to
                                              such shares, and Coleman, the
                                              managing member of Technology
                                              Management, may be deemed to have
                                              sole dispositive power with
                                              respect to such shares.

                                    --------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       112,246

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           | |

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.4%

--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                      CO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                   ------------------------
CUSIP NO. 22943F100                      13 G                       Page 6 of 13
-------------------------------------                   ------------------------

--------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                   Tiger Technology Management, L.L.C. ("Technology Management")

--------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   | |    (b)   |X|

--------------------------------------------------------------------------------

3            SEC USE ONLY

--------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware

--------------------------------------------------------------------------------

             NUMBER OF                  5     SOLE VOTING POWER
                                              112,246 shares (which represents
              SHARES                          56,123 American Depositary Shares
                                              which may be exchanged into
            BENEFICIALLY                      Ordinary Shares), all of which are
                                              directly owned by Tiger Ltd.
           OWNED BY EACH                      Technology Management is the
                                              investment manager of Tiger Ltd.,
             REPORTING                        and may be deemed to have sole
                                              voting power with respect to such
              PERSON                          shares, and Coleman, the managing
                                              member of Technology Management,
               WITH                           may be deemed to have sole voting
                                              power with respect to such shares.

                                       -----------------------------------------

                                        6     SHARED VOTING POWER
                                              See response to row 5.

                                       -----------------------------------------

                                        7     SOLE DISPOSITIVE POWER
                                              112,246 shares (which represents
                                              56,123 American Depositary Shares
                                              which may be exchanged into
                                              Ordinary Shares), all of which are
                                              directly owned by Tiger Ltd.
                                              Technology Management is the
                                              investment manager of Tiger Ltd.,
                                              and may be deemed to have sole
                                              dispositive power with respect to
                                              such shares, and Coleman, the
                                              managing member of Technology
                                              Management, may be deemed to have
                                              sole dispositive power with
                                              respect to such shares.

                                       -----------------------------------------

                                        8     SHARED DISPOSITIVE POWER
                                              See response to row 7.

--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       112,246

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           | |

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    0.4%

--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                      OO

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                   ------------------------
CUSIP NO. 22943F100                      13 G                       Page 7 of 13
-------------------------------------                   ------------------------

--------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology Private Investment Partners, L.P. ("Technology Partners")

--------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   | |    (b)   |X|

--------------------------------------------------------------------------------

3            SEC USE ONLY

--------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Cayman Islands

--------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              959,122 shares, except that Tiger
              SHARES                          Technology PIP Performance, L.L.C.
                                              ("Tiger PIP"), the general partner
            BENEFICIALLY                      of Technology Partners, may be
                                              deemed to have sole voting power
           OWNED BY EACH                      with respect to such shares, and
                                              Coleman, the managing member of
             REPORTING                        Tiger PIP, may be deemed to have
                                              sole voting power with respect to
              PERSON                          such shares.

               WITH                 --------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                    --------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              959,122 shares, except that Tiger
                                              PIP, the general partner of
                                              Technology Partners, may be deemed
                                              to have sole dispositive power
                                              with respect to such shares, and
                                              Coleman, the managing member of
                                              Tiger PIP, may be deemed to have
                                              sole dispositive power with
                                              respect to such shares.

                                    --------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       959,122

--------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           | |

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    3.1%
--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                      PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                   ------------------------
CUSIP NO. 22943F100                      13 G                       Page 8 of 13
-------------------------------------                   ------------------------

--------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Tiger Technology PIP Performance, L.L.C. ("Tiger PIP")

--------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   | |    (b)   |X|

--------------------------------------------------------------------------------

3            SEC USE ONLY

--------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      Delaware

--------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              959,122 shares, all of which are
              SHARES                          directly owned by Technology
                                              Partners. Tiger PIP is the general
            BENEFICIALLY                      partner of Technology Partners,
                                              and may be deemed to have sole
           OWNED BY EACH                      voting power with respect to such
                                              shares, and Coleman, the managing
             REPORTING                        member of Tiger PIP, may be deemed
                                              to have sole voting power with
              PERSON                          respect to such shares.

               WITH                 --------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                    --------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              959,122 shares, all of which are
                                              directly owned by Technology
                                              Partners. Tiger PIP is the general
                                              partner of Technology Partners,
                                              and may be deemed to have sole
                                              dispositive power with respect to
                                              such shares, and Coleman, the
                                              managing member of Tiger PIP, may
                                              be deemed to have sole dispositive
                                              power with respect to such shares.

                                    --------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       959,122

--------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           | |

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    3.1%

--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                      OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                   ------------------------
CUSIP NO. 22943F100                      13 G                       Page 9 of 13
-------------------------------------                   ------------------------

--------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Charles P. Coleman III ("Coleman")

--------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                      (a)   | |    (b)   |X|

--------------------------------------------------------------------------------

3            SEC USE ONLY

--------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen

--------------------------------------------------------------------------------

            NUMBER OF                5        SOLE VOTING POWER
                                              1,559,175 shares (which includes
             SHARES                           298,210 American Depositary Shares
                                              which may be exchanged into
           BENEFICIALLY                       Ordinary Shares), of which 474,488
                                              are directly owned by Tiger,
          OWNED BY EACH                       13,319 are directly owned by Tiger
                                              II, 112,246 are directly owned by
            REPORTING                         Tiger Ltd. and 959,122 are
                                              directly owned by Technology
             PERSON                           Partners. Coleman is the managing
                                              member of each of Tiger LLC (the
              WITH                            general partner of Tiger and Tiger
                                              II), Technology Management (the
                                              investment manager of Tiger Ltd.)
                                              and Tiger PIP (the general partner
                                              of Technology Partners), and may
                                              be deemed to have sole voting
                                              power with respect to such shares.

                                    --------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.

                                    --------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,559,175 shares (which includes
                                              298,210 American Depositary Shares
                                              which may be exchanged into
                                              Ordinary Shares), of which 474,488
                                              are directly owned by Tiger,
                                              13,319 are directly owned by Tiger
                                              II, 112,246 are directly owned by
                                              Tiger Ltd. and 959,122 are
                                              directly owned by Technology
                                              Partners. Coleman is the managing
                                              member of each of Tiger LLC (the
                                              general partner of Tiger and Tiger
                                              II), Technology Management (the
                                              investment manager of Tiger Ltd.)
                                              and Tiger PIP (the general partner
                                              of Technology Partners), and may
                                              be deemed to have sole dispositive
                                              power with respect to such shares.

                                    --------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.

--------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       1,559,175

--------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           | |

--------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    5.0%

--------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                      IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

This Amendment No. 2 amends the Amendment No. 1 of the statement on Schedule 13G filed by Tiger Technology, L.P., Tiger Technology II, L.P., Tiger Technology Performance, L.L.C., Tiger Technology, Ltd., Tiger Technology Management, L.L.C., Tiger Technology Private Investment Partners, L.P., Tiger Technology PIP Performance, L.L.C. and Charles P. Coleman III. Only those items as to which there has been a change are included in this Amendment No. 2.





ITEM 4.    OWNERSHIP:
           ----------
           The following information with respect to the ownership of the Ordinary Shares of the issuer by the persons filing this Statement is provided as of December 31, 2004:

               (a)    AMOUNT BENEFICIALLY OWNED:

                      See Row 9 of cover page for each Reporting Person.

               (b)    PERCENT OF CLASS:

                      See Row 11 of cover page for each Reporting Person.

               (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                             (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                     See Row 5 of cover page for each Reporting
                                     Person.

                             (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                     See Row 6 of cover page for each Reporting
                                     Person.

                             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                     See Row 7 of cover page for each Reporting
                                     Person.

                             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                     See Row 8 of cover page for each Reporting
                                     Person.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
           ---------------------------------------------

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
           following:      |X| Yes

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 9, 2005


Tiger Technology, L.P.                                           /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.                          ------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology II, L.P.                                        /s/ Charles P. Coleman III
By Tiger Technology Performance, L.L.C.                          ------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology, Ltd.                                           /s/ Charles P. Coleman III
By Tiger Technology Management, L.L.C.                           ------------------------------------
Its Investment Manager                                           Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology Private Investment Partners, L.P.               /s/ Charles P. Coleman III
By Tiger Technology PIP Performance, L.L.C.                      ------------------------------------
Its General Partner                                              Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology Performance, L.L.C.                             /s/ Charles P. Coleman III
                                                                 ------------------------------------
                                                                 Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member

Tiger Technology Management, L.L.C.                              /s/ Charles P. Coleman III
                                                                 ------------------------------------
                                                                 Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Tiger Technology PIP Performance, L.L.C.                         /s/ Charles P. Coleman III
                                                                 ------------------------------------
                                                                 Signature

                                                                 Charles P. Coleman III
                                                                 Managing Member


Charles P. Coleman III                                           /s/ Charles P. Coleman III
                                                                 ------------------------------------
                                                                 Signature